Exhibit 2.2
EARN OUT AGREEMENT
     This Earn Out Agreement (this “Agreement”) is being executed and delivered as of September 11, 2005 by and among eBay Inc., a Delaware corporation (the “Purchaser”), Skype Technologies S.A., a limited company registered under the laws of the Grand Duchy of Luxembourg (the “Company”), and the parties identified on Schedule I. Certain capitalized terms used in this Agreement are defined in Section 1.
Recitals
     A. Concurrently with the execution and delivery of this Agreement, the Purchaser, the Company, and the shareholders and warrantholders of the Company (collectively, the “Sellers”) are entering into a Sale and Purchase Agreement (the “Purchase Agreement”), pursuant to which, subject to the terms and conditions thereof, the Sellers are agreeing to sell to the Purchaser and/or an Affiliate of the Purchaser nominated by the Purchaser, and the Purchaser and/or an Affiliate of the Purchaser nominated by the Purchaser is agreeing to acquire from the Sellers, the entire issued share capital of the Company. Capitalized terms used but not defined herein shall have the meanings given to them in the Purchase Agreement.
     B. The parties to this Agreement wish to provide for certain rights and obligations of the Purchaser, the Company, the Earn Out Sellers and the Earn Out Representative in connection with the post-Completion management of the Company and the delivery by the Purchaser to the Earn Out Sellers of any Earn Out Election Per Share Post-Completion Consideration.
Agreement
     For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and as an inducement to the Sellers and the Purchaser to enter into the Purchase Agreement, the parties to this Agreement, intending to be legally bound, agree as follows:
1. Definitions.
     1.1 For purposes of this Agreement:
     (a) “Acceleration Amount” shall be the amount, if any, by which: (i) the product of: (A) the Earn Out Election Fraction; multiplied by (B) the Initial Acceleration Amount; exceeds (ii) the aggregate of all Earn Out Amounts paid (in cash or in Purchaser Shares) by the Purchaser pursuant to Section 2 prior to the date of payment of the Acceleration Amount.
     (b) “Acceleration Event” shall mean any of the following:
     (i) a direct or indirect sale or transfer (in a single transaction or through a series of related transactions) to any third party (other than a direct or indirect wholly-owned Subsidiary of the Purchaser (disregarding directors’ qualifying shares and similar arrangements for purposes of determining whether a Subsidiary is wholly-owned by the Purchaser for this purpose), provided that: (A) such Subsidiary complies with Section 4.6 as if it were a party to this Agreement

(and, in the case of a sale of assets, as if the term “Articles” referred to the charter document of such Subsidiary); (B) such Subsidiary assumes all of the Purchaser’s obligations under this Agreement; and (C) the Purchaser remains liable for any breach of this Agreement by such Subsidiary) of: (1) securities representing greater than 50% of the outstanding voting power, or economic interest in, the Company (whether by way of a sale of securities, merger or otherwise); or (2) all or substantially all of the assets of the Group, taken as a whole (it being understood that a sale by the Purchaser of the outstanding securities of a wholly-owned Subsidiary held by the Purchaser (disregarding directors’ qualifying shares and similar arrangements for purposes of determining whether a Subsidiary is wholly-owned by the Purchaser for this purpose) shall constitute a sale of all or substantially all of the assets of such Subsidiary) (any transaction contemplated by this clause “(i)” being referred to as a “Sale”);
     (ii) the commencement by the Purchaser (whether by itself or by an Affiliate of the Purchaser (provided that in the case of a Group Company, such action is taken at the express direction of the Purchaser)) of a process intended to result in a Sale as evidenced by actions similar to those taken by the Company and the Sellers in connection with the transactions contemplated by the Purchase Agreement, provided that the taking of the actions in clauses “(A)” and “(B)” of this sentence shall conclusively establish the commencement of such process: (A) the preparation and circulation by the Purchaser (whether by itself or by an Affiliate of the Purchaser (provided that in the case of a Group Company, such action is taken at the express direction of the Purchaser)) of an offering memorandum to and in connection with the prospective solicitation of bids from (or the delivery by the Purchaser (whether by itself or by an Affiliate of the Purchaser (provided that in the case of a Group Company, such action is taken at the express direction of the Purchaser)), subject to the terms of a confidentiality agreement, of confidential and proprietary information relating to the Group Companies to), and the solicitation of bids from, third parties (other than Affiliates of the Purchaser) with respect to a possible Sale; and (B) the involvement of Senior Management (at the request of the Purchaser) in more than an insignificant manner in such process;
     (iii) the failure of the Purchaser Directors (as defined in Section 4.3), at a duly called meeting of the Company Board, to vote in favor of the approval of any proposed annual Budget or business plan recommended by the Company’s Chief Executive Officer and the Company Directors, after consultation with the Company’s President, to the Company Board (which proposed Budget or business plan shall have been approved by the Company Directors) unless: (A) such proposed Budget or business plan relates to any business lines that do not constitute business lines of the Company existing as of the date of this Agreement or that have previously been approved by the Company Board by a Supermajority Vote, or extensions thereof that are reasonably related to such existing or previously approved business lines; (B) such proposed Budget or business plan does not reasonably contemplate an EBIT Margin for the fiscal year to which such proposed Budget or business plan relates at least as high as the EBIT Margin set forth in the Company Projections for the same fiscal year, unless an amendment to or deviation from such EBIT Margin set forth in the Company Projections has been previously approved by the Company Board by a Supermajority Vote; (C) such proposed Budget or business plan is not otherwise commercially reasonable; or (D) the Company Board approves such proposed Budget or business plan by a Majority Vote notwithstanding the failure of the Purchaser Directors to vote in favor of approval of such proposed Budget or business plan;
     (iv) a material breach by the Purchaser of its obligations, if any, under Section 4.5 to provide any external funding required by the annual Budgets approved by the Company Board in accordance with the applicable provision of Section 4.4, which breach, if curable, has not been cured within 30 days after receipt by the Purchaser of written notice thereof from the Earn Out Representative;
     (v) any increase or decrease in the number of members of the Company Board effected by the Purchaser, acting in its capacity as the controlling shareholder of the Company, without the approval of the Company Board by a Supermajority Vote;
     (vi) any appointment by the Purchaser, acting in its capacity as controlling shareholder of the Company, of an individual to fill a vacancy created by the resignation, removal, incapacity or death of a Company Director (as defined in Section 4.3) without the approval of the other Company Director;
     (vii) a failure by the Purchaser Directors to attend any regularly scheduled meeting of the Company Board with the effect of preventing a Required Quorum to be present at such meeting, provided that: (A) another meeting of the Company Board is held within 30 days after such regularly scheduled meeting; (B) prior written notice of such subsequent meeting is provided to each member of the Company Board at least five Business Days prior to such subsequent meeting; and (C) the Purchaser Directors also fail (except by reason of force majeure) to attend such subsequent meeting;
     (viii) the approval by the Purchaser Directors of the appointment of an individual to serve as President of the Company, which individual was not approved by the Company Directors in accordance with Section 4.1(b), unless: (A) such appointment was not approved by the Company Board; or (B) the individual is replaced by a nominee approved by the Company Directors within 30 days following such individual’s appointment by the Company Board;
     (ix) the actions described in clauses “(A)” through “(F)” of this sentence occur: (A) the Purchaser (or any controlled Affiliate of the Purchaser other than a Group Company) and a Group Company enter into a Related Party Transaction that, as of the execution of the agreement relating thereto could reasonably be expected to result in an adverse impact in a material respect on the ability of the Earn Out Sellers to earn any Earn Out Amount (an “Adverse Transaction”); (B) the Adverse Transaction is not approved or ratified by the Company Board by a Supermajority Vote; (C) the Adverse Transaction is not authorized by any member of Senior Management (other than the President, Chief Financial Officer or General Counsel of the Company); (D) if the Chief Executive Officer or the Vice President, Strategy of the Company or any Company Director has actual knowledge of the Adverse Transaction and the material terms and conditions thereof, such person communicated an objection to the Purchaser with respect to such Adverse Transaction; (E) within 45 days after the Chief Executive Officer or any Company Director has actual knowledge that the Purchaser (or any controlled Affiliate of the Purchaser other than a Group Company) and any Group Company entered into the Adverse Transaction and has actual knowledge of the material terms and conditions thereof, the Company delivers to the Purchaser a written notice in which the Company demands that the Purchaser (or the applicable controlled Affiliate of the Purchaser) rescind the Adverse Transaction and return the parties to substantially the positions they were in prior thereto; and (F) within 10 Business Days after receipt of the written notice described in clause “(E)” of this sentence, the Purchaser (or the controlled Affiliate of the Purchaser) does not rescind the Adverse Transaction and return the parties substantially to such positions; and
     (x) the liquidation or winding up of any Group Company without the approval of the Company Board by a Supermajority Vote, unless in the case of a Group Company that is not the Company, such liquidation or winding up could not reasonably be expected to have an adverse impact in any material respect on the ability of the Earn Out Sellers to earn any Earn Out Amount;
provided, however, that: (A) a sale of any or all shares of the Purchaser (whether by way of merger, consolidation or otherwise) shall not constitute an Acceleration Event; (B) a sale of substantially all of the assets of the Purchaser (including the shares of the Purchaser’s Subsidiaries) shall not constitute an Acceleration Event; and (C) a sale of substantially all of the assets of the Purchaser (excluding the shares of the Purchaser’s Subsidiaries) and substantially all of the assets of the Purchaser’s Subsidiaries shall not constitute a Sale or an Acceleration Event.
     (c) “Active User”, for a particular month, shall mean a user of a Company Communication Product who has launched or logged into a Company Communication Product within 30 days prior to the end of that month; provided, however, that a user of a Company Communication Product shall not constitute an Active User if, in the case of a Company Communication Product that is run as a stand-alone application on a desktop operating system such as Microsoft Windows, Linux or Mac OS-X, such Company Communication Product does not allow the user to disable the auto-launch feature of such Company Communication Product (it being understood that the Company’s current Company Communication Product offerings satisfy this requirement).
     (d) “Affiliate” of any entity shall mean any other entity who either directly or indirectly through one or more intermediaries is in control of, is controlled by, or is under common control with, such entity. For purposes of this definition, “control” when used with respect to any entity means the power to direct the management and policies of such entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.
     (e) “Aggregate Outstanding Share Number” shall mean the sum of (without duplication): (i) the aggregate number of Ordinary Shares outstanding immediately prior to Completion; (ii) the aggregate number of Ordinary Shares issuable upon the conversion of Preferred Shares: (A) outstanding immediately prior to Completion; and (B) issuable upon the exercise of Warrants outstanding immediately prior to Completion; and (iii) the aggregate number of Ordinary Shares issuable upon the exercise of Options outstanding immediately prior to Completion.
     (f) “Average User Number”, as of the end of any particular calendar quarter, shall mean the average of the number of Active Users for each of the 12 months within the four immediately preceding consecutive calendar quarters.
     (g) “Average User Target” shall mean the number of Active Users set forth in clause “(g)” of Schedule 1.1.
     (h) “Base Gross Profit-Based Earn Out Aggregate Amount” shall, subject to the proviso to Section 2.1(b), be determined as follows:
     (i) if the Gross Profit Amount for the period from July 1, 2008 through June 30, 2009 is less than or equal to 85% of the Gross Profit Target, then the Base Gross Profit-Based Earn Out Aggregate Amount shall be zero; and
     (ii) if the Gross Profit Amount for the period from July 1, 2008 through June 30, 2009 is greater than 85% of the Gross Profit Target, then the Base Gross Profit-Based Earn Out Aggregate Amount shall be the product of: (A) the Earn Out Election Fraction; multiplied by (B) €500,000,000; multiplied by (C) the fraction having a numerator equal to the amount by which: (1) the lesser of: (x) the Gross Profit Amount for the period from July 1, 2008 through June 30, 2009; and (y) the Gross Profit Target; exceeds (2) 85% of the Gross Profit Target, and having a denominator equal to 15% of the Gross Profit Target.
     (i) “Base Gross Profit-Based Earn Out Per Share Amount” shall be the amount determined by dividing: (i) the Base Gross Profit-Based Earn Out Aggregate Amount; by (ii) the aggregate number of Earn Out Election Shares.
     (j) “Base Revenue-Based Earn Out Aggregate Amount” shall, subject to the proviso to Section 2.1(a), be determined as follows:
     (i) if: (A) the Net Revenue Amount for the period from July 1, 2008 through June 30, 2009 is less than or equal to 85% of the Net Revenue Target; or (B) the Gross Profit Margin for the period from July 1, 2008 through June 30, 2009 is less than the Specified Gross Profit Margin, then the Base Revenue-Based Earn Out Aggregate Amount shall be zero; and

     (ii) if: (A) the Net Revenue Amount for the period from July 1, 2008 through June 30, 2009 is greater than 85% of the Net Revenue Target; and (B) the Gross Profit Margin for the period from July 1, 2008 through June 30, 2009 is greater than or equal to the Specified Gross Profit Margin, then the Base Revenue-Based Earn Out Aggregate Amount shall be the product of: (1) the Earn Out Election Fraction; multiplied by (2) €500,000,000; multiplied by (3) the fraction having a numerator equal to the amount by which: (x) the lesser of: (aa) the Net Revenue Amount for the period from July 1, 2008 through June 30, 2009; and (bb) the Net Revenue Target; exceeds (y) 85% of the Net Revenue Target, and having a denominator equal to 15% of the Net Revenue Target.
     (k) “Base Revenue-Based Earn Out Per Share Amount” shall be the amount determined by dividing: (i) the Base Revenue-Based Earn Out Aggregate Amount; by (ii) the aggregate number of Earn Out Election Shares.
     (l) “Base User-Based Earn Out Aggregate Amount” shall, subject to the proviso to Section 2.1(c), be determined as follows:
     (i) if the Average User Number for the period from July 1, 2008 through June 30, 2009 is less than or equal to 85% of the Average User Target, then the Base User-Based Earn Out Aggregate Amount shall be zero; and
     (ii) if the Average User Number for the period from July 1, 2008 through June 30, 2009 is greater than 85% of the Average User Target, then the Base User-Based Earn Out Aggregate Amount shall be the product of: (A) the Earn Out Election Fraction; multiplied by (B) €500,000,000; multiplied by (C) the fraction having a numerator equal to the amount by which: (1) the lesser of: (x) the Average User Number for the period from July 1, 2008 through June 30, 2009; and (y) the Average User Target; exceeds (2) 85% of the Average User Target, and having a denominator equal to 15% of the Average User Target.
     (m) “Base User-Based Earn Out Per Share Amount” shall be the amount determined by dividing: (i) the Base User-Based Earn Out Aggregate Amount; by (ii) the aggregate number of Earn Out Election Shares.
     (n) “Bonus Gross Profit-Based Earn Out Aggregate Amount” shall be determined as follows:
     (i) if the Gross Profit Amount for the period from January 1, 2008 through December 31, 2008 is less than or equal to the Gross Profit Target, then the Bonus Gross Profit-Based Earn Out Aggregate Amount shall be zero; and
     (ii) if the Gross Profit Amount for the period from January 1, 2008 through December 31, 2008 is greater than the Gross Profit Target, then the Bonus Gross Profit-Based Earn Out Aggregate Amount shall be the product of: (A) the Earn Out Election Fraction; multiplied by (B) €166,670,000; multiplied by (C) the fraction having a numerator equal to the amount by which: (1) the lesser of: (x) the Gross Profit Amount for the period from January 1, 2008 through

December 31, 2008; and (y) 125% of the Gross Profit Target; exceeds (2) the Gross Profit Target, and having a denominator equal to 25% of the Gross Profit Target.
     (o) “Bonus Gross Profit-Based Earn Out Per Share Amount” shall be the amount determined by dividing: (i) the Bonus Gross Profit-Based Earn Out Aggregate Amount; by (ii) the aggregate number of Earn Out Election Shares.
     (p) “Bonus Revenue-Based Earn Out Aggregate Amount” shall be determined as follows:
     (i) If: (A) the Net Revenue Amount for the period from January 1, 2008 through December 31, 2008 is less than or equal to the Net Revenue Target; or (B) the Gross Profit Margin for the period from January 1, 2008 through December 31, 2008 is less than the Specified Gross Profit Margin, then the Bonus Revenue-Based Earn Out Aggregate Amount shall be zero; and
     (ii) if: (i) the Net Revenue Amount for the period from January 1, 2008 through December 31, 2008 is greater than the Net Revenue Target; and (ii) the Gross Profit Margin for the period from January 1, 2008 through December 31, 2008 is greater than or equal to the Specified Gross Profit Margin, then the Bonus Revenue-Based Earn Out Aggregate Amount shall be the product of: (A) the Earn Out Election Fraction; multiplied by (B) €166,670,000; multiplied by (C) the fraction having a numerator equal to the amount by which: (1) the lesser of: (x) the Net Revenue Amount for the period from January 1, 2008 through December 31, 2008; and (y) 125% of the Net Revenue Target; exceeds (2) the Net Revenue Target, and having a denominator equal to 25% of the Net Revenue Target.
     (q) “Bonus Revenue-Based Earn Out Per Share Amount” shall be the amount determined by dividing: (i) the Bonus Revenue-Based Earn Out Aggregate Amount; by (ii) the aggregate number of Earn Out Election Shares.
     (r) “Bonus User-Based Earn Out Aggregate Amount” shall be determined as follows:
     (i) if the Average User Number for the period from January 1, 2008 through December 31, 2008 is less than or equal to the Average User Target, then the Bonus User-Based Earn Out Aggregate Amount shall be zero; and
     (ii) if the Average User Number for the period from January 1, 2008 through December 31, 2008 is greater than the Average User Target, then the Bonus User-Based Earn Out Aggregate Amount shall be the product of: (A) the Earn Out Election Fraction; multiplied by (B) €166,660,000; multiplied by (C) the fraction having a numerator equal to the amount by which: (1) the lesser of: (x) the Average User Number for the period from January 1, 2008 through December 31, 2008; and (y) 125% of the Average User Target; exceeds (2) the Average User Target, and having a denominator equal to 25% of the Average User Target.

     (s) “Bonus User-Based Earn Out Per Share Amount” shall be the amount determined by dividing: (i) the Bonus User-Based Earn Out Aggregate Amount; by (ii) the aggregate number of Earn Out Election Shares.
     (t) “Budget” shall mean any annual or quarterly budget for the Group in substantially the form of, and containing the information of the type described in, the budget template initialed on each page by the Chief Executive Officer of the Company and the Chief Financial Officer of the Purchaser, a copy of which has been provided by the Company to the Purchaser prior to the date hereof.
     (u) “Business Day” shall mean a day (other than a Saturday or a Sunday) on which banks are open for business in London and Luxembourg.
     (v) “Company Board” shall mean the board of directors of the Company.
     (w) “Company Communication Product” shall mean any product of a Group Company that includes voice or video communications over the Internet as at least one of the principal components thereof.
     (x) “Company Offering” shall mean any product, service or other offering of any Group Company that reasonably relates to: (i) the business lines of a Group Company existing as of the date of this Agreement or any extensions thereof that are reasonably related to such existing business lines; (ii) new business lines that are approved by the Company Board by a Supermajority in accordance with Section 4.4(c); or (iii) new business lines that are specifically referred to in the Company Projections.
     (y) “Company Projections” shall mean the yearly and quarterly projections of the Company dated September 9, 2005, initialed on each page by the Chief Executive Officer of the Company and the Chief Financial Officer of the Purchaser, a copy of which has been provided by the Company to the Purchaser prior to the date hereof (it being understood that such projections may be amended in writing from time to time with the approval of the Company Board by a Supermajority Vote).
     (z) “Completion” shall mean completion of the sale and purchase of the Sale Shares under, and the other matters provided for in, this Agreement in accordance with the provisions of Clause 8 of the Purchase Agreement.
     (aa) “Cost of Revenue” shall mean: (i) the direct and indirect costs of all Company Offerings, including product purchase or manufacturing costs, distribution or delivery costs, product warranty and money back guarantee costs, royalties, customer service and support costs, amortization of capitalized software, purchased technology or technology licenses and depreciation of fixed assets, network operating and interconnect costs, allocable facilities costs, salary, benefits, travel and other specific costs attributable to employees, non-income based taxes, fees and tariffs incurred in delivering the Company Offerings, account collections costs and provisions for uncollectible accounts receivable, credit (debit) card and cash payment services costs (ACH) (expressed in Euro and calculated in accordance with the Specified Accounting Principles and all applicable Laws); and (ii) the Company’s share of costs incurred by Tel-online Limited from any product offerings of the type included in the definition of “Company Offering,” as Tel-online Limited is structured as of the date of this Agreement (expressed in Euro and calculated in accordance with all applicable Laws); provided, however, Cost of Revenue shall exclude: (x) the impact of amortization of purchased intangibles (purchase accounting adjustments) or stock compensation costs consistent with the Specified Accounting Principles; and (y) all direct and indirect costs incurred by the Group associated with any Excluded Revenue.
     (bb) “Earn Out Amount” shall mean each of the Base Revenue-Based Earn Out Aggregate Amount, the Base Gross Profit-Based Earn Out Aggregate Amount, the Base User-Based Earn Out Aggregate Amount, the Bonus Revenue-Based Earn Out Aggregate Amount, the Bonus Gross Profit-Based Earn Out Aggregate Amount and the Bonus User-Based Earn Out Aggregate Amount.
     (cc) “Earn Out Election Fraction” shall be the fraction having a numerator equal to the aggregate number of Earn Out Election Shares and having a denominator equal to the Aggregate Outstanding Share Number.
     (dd) “Earn Out Election Shares” shall mean each Ordinary Share outstanding immediately prior to Completion with respect to which an Earn Out Election has been made.
     (ee) “Earn Out Period” shall mean the period commencing on January 1, 2006 and ending on the earliest of: (i) December 31, 2008, if each of the Base Revenue-Based Earn Out Aggregate Amount, the Base Gross Profit-Based Earn Out Aggregate Amount and the Base User-Based Earn Out Aggregate Amount has become payable to the Earn Out Sellers on or prior to March 31, 2009 (it being understood that for purposes of this clause “(i)” all Objection Notices shall be disregarded); (ii) June 30, 2009; and (iii) the date of the occurrence of an Unwaived Acceleration Event.
     (ff) “Earn Out Representative” shall mean the person appointed in accordance with Section 5.1 to act on behalf of the Earn Out Sellers, or any successor Earn Out Representative, also appointed in accordance with Section 5.1.
     (gg) “Earn Out Sellers” shall mean the Sellers holding Earn Out Election Shares at Completion and their successors and permitted assigns.
     (hh) “EBIT Margin”, for any particular period, shall mean the consolidated earnings of the Group before interest and taxes during such period determined in a manner consistent with the Budget (excluding any Excluded Revenue and any direct and indirect costs incurred by the Group associated with any Excluded Revenue) divided by the Net Revenue during such period (calculated in the same manner as EBIT Margin is calculated in accordance with the Specified Accounting Principles).
     (ii) “Exchange Rate” shall mean, for the purpose of translating an amount denominated in a currency other than Euro into Euro as of a specified date, the closing mid-point rate for exchanges between the relevant currency and Euro on the Business

Day for which that rate is so quoted in the Financial Times (London edition) immediately prior to such specified date.
     (jj) “Governmental Entity” shall mean, in relation to anywhere in the world, any supra-national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof) or any other supranational, governmental, intergovernmental, quasi-governmental authority, body, department or organisation, including the European Union, or any regulatory body appointed by any of the foregoing.
     (kk) “Gross Profit” shall mean the amount in Euro by which the aggregate Net Revenue during a particular period exceeds the aggregate Cost of Revenue incurred during such period, in each case calculated in accordance with the Specified Accounting Principles and all applicable Laws.
     (ll) “Gross Profit Amount”, for the period ended as of the end of any particular calendar quarter, shall be the aggregate amount of the Gross Profit during the four immediately preceding consecutive calendar quarters.
     (mm) “Gross Profit Margin”, for the period ended as of the end of any particular calendar quarter, shall be the fraction having a numerator equal to the Gross Profit Amount as of the end of such calendar quarter and having a denominator equal to the Net Revenue Amount as of the end of such calendar quarter.
     (nn) “Gross Profit Target” means the amount set forth in clause “(nn)” of Schedule 1.1.
     (oo) “Gross Sale Proceeds” shall mean the net present value (calculated using a discount factor equal to the Specified Discount Factor per annum) of the gross proceeds received by the Purchaser and other equity holders of any Group Company from a Sale, including: (i) the value of any securities received by such persons in the Sale that are traded on a securities exchange or through the Nasdaq National Market, which shall be valued at the average of the closing prices of the securities on such exchange or quotation system over the 10-day period ending three days prior to the consummation of the Sale; (ii) the value of any non-cash proceeds, other than publicly-traded securities referred to in clause “(i)” above, which shall be valued at the fair market value of such proceeds as determined by an independent appraiser chosen by the Earn Out Representative with the consent of the Purchaser (such consent not to be unreasonably withheld or delayed); and (iii) any debt or capital lease obligations assumed or discharged by the buyer in the Sale or to which such Group Company is subject as of the date of completion of the Sale, which shall be included in Gross Sale Proceeds at its principal amount or accreted value, as the case may be, plus accrued and unpaid interest.
     (pp) “Group” shall mean, collectively, the Company and the Subsidiaries (as defined in the Purchase Agreement).
     (qq) “Group Company” shall mean a member of the Group.

     (rr) “Initial Acceleration Amount” shall mean € 900,000,000; provided, however, that if a Sale is consummated during the Earn Out Period, then the Initial Acceleration Amount shall be calculated as follows:
     (i) if the Gross Sale Proceeds are less than or equal to the amount set forth in clause “(rr)(i) — 1” of Schedule 1.1, then the Initial Acceleration Amount shall be the amount set forth in clause “(rr)(i) — 2” of Schedule 1.1;
     (ii) if the Gross Sale Proceeds are greater than the amount set forth in clause “(rr)(ii) — 1” of Schedule 1.1 but less than or equal to the amount set forth in clause “(rr)(ii) — 2” of Schedule 1.1, then the Initial Acceleration Amount shall be equal to the sum of: (A) the amount set forth in clause “(rr)(ii) — 3” of Schedule 1.1; plus (B) the product of: (1) the amount set forth in clause “(rr)(ii) — 4” of Schedule 1.1; multiplied by (2) the fraction having a numerator equal to the amount by which: (x) the Gross Sale Proceeds; exceeds (y) the amount set forth in clause “(rr)(ii) — 5” of Schedule 1.1, and having a denominator equal to the amount set forth in clause “(rr)(ii) — 6” of Schedule 1.1; and
     (iii) if the Gross Sale Proceeds are greater than the amount set forth in clause “(rr)(iii) — 1” of Schedule 1.1, then the Initial Acceleration Amount shall be equal to the sum of: (A) the amount set forth in clause “(rr)(iii) — 2” of Schedule 1.1; plus (B) the product of: (1) the amount set forth in clause “(rr)(iii) — 3” of Schedule 1.1; multiplied by (2) the fraction having a numerator equal to the amount by which: (x) the lesser of: (aa) the Gross Sale Proceeds; and (bb) the amount set forth in clause “(rr)(iii) — 4” of Schedule 1.1; exceeds (y) the amount set forth in clause “(rr)(iii) — 5” of Schedule 1.1, and having a denominator equal to the amount set forth in clause “(rr)(iii) — 6” of Schedule 1.1.
     (ss) “Inter-Company Revenue” shall mean: (i) revenue from the sale of Company Offerings by any Group Company to the Purchaser or any Subsidiary of the Purchaser (other than any Group Company), whether or not settled in cash; and (ii) a portion of any revenue derived by the Purchaser or any Subsidiary of the Purchaser (other than any Group Company) from the sale by the Purchaser or any such Subsidiary to unaffiliated third parties of a product or service that includes a Company Offering as a component thereof, in each case based on terms negotiated between the Purchaser and the Chief Executive Officer of the Company, with the approval of the Company Board by Supermajority Vote (it being understood that: (A) such terms shall be: (1) based on commercially reasonable factors with respect to comparable transactions, including: (x) the price paid by unaffiliated third parties to a Group Company for a comparable Company Offering; and (y) the price received by the Purchaser from unaffiliated third parties for a comparable product or service that does not include the Company Offering as a component thereof (if no pricing is available under clause “(x)” of this sentence); (2) consistent with, and at least as favorable in the aggregate to the Purchaser as those in, comparable commercial agreements between the Company and unaffiliated third parties; and (3) consistent with, and at least as favorable in the aggregate to the Group Company as those in, comparable commercial agreements between the Purchaser and unaffiliated third parties; and (B) any dispute regarding the amount of Inter-Company Revenue to be included in Net Revenue that cannot be resolved between the Purchaser and the Earn Out Representative shall be submitted for resolution in accordance with Section 3.2).
     (tt) “Intervention Event” shall mean any of the following:
     (i) the average Gross Profit over any two consecutive calendar quarters during the Earn Out Period is less than the percentage set forth in clause “(tt)(i)” of Schedule 1.1 of the average projected quarterly Gross Profit over the same period as set forth in the Company Projections (unless any deviation from the Company Projections is approved by the Company Board by a Supermajority Vote);
     (ii) the average Gross Profit over any three consecutive quarters during the Earn Out Period is less than the percentage set forth in clause “(tt)(ii)” of Schedule 1.1 of the average projected quarterly Gross Profit over the same period as set forth in the Company Projections (unless any deviation from the Company Projections is approved by the Company Board by a Supermajority Vote);
     (iii) any action is taken by any Group Company pursuant to any Budget or business plan, or any transaction or arrangement is implemented or effected by any Group Company, if such Budget, business plan, transaction or arrangement was required to be, but was not, presented to the Company Board for approval by a Supermajority Vote; provided, however, that the entering into of any Related Party Transaction or other immaterial transaction or arrangement shall not constitute an Intervention Event if either: (x) within 30 days after receipt by the Earn Out Representative of notice thereof from the Purchaser, such transaction is either: (A) ratified by the Company Board by a Supermajority Vote; or (B) terminated and any Group Company involved in or affected by such transaction is put back in the same position as if such transaction had never occurred; or (y) the Related Party Transaction involves the Purchaser or any controlled Affiliate of the Purchaser (other than a Group Company).
     (iv) any Group Company shall have failed to operate in accordance with the business plans and Budgets approved by the Company Board in accordance with the applicable provision of Section 4.4 (unless any deviation therefrom is also approved by the Company Board in accordance with the applicable provision of Section 4.4), which failure: (A) has resulted in (or could reasonably be expected to result in) material damage to the business, financial condition or results of operations of the Group taken as a whole; and (B) resulted directly or indirectly from any willful or grossly negligent act or omission by any member of Senior Management appointed by the Nominating Committee or by any Earn Out Seller (whether in such person’s capacity as an Earn Out Seller, as a member of Senior Management of the Company or otherwise), and if curable, has not been cured within 30 days after receipt by the Earn Out Representative of notice thereof from the Purchaser;

     (v) any Governmental Entity shall have commenced an investigation of, or Proceeding against any Group Company or any member of Senior Management (other than the President, Chief Financial Officer or General Counsel) of any Group Company with respect to a possible violation of Law by any Group Company, by any member of Senior Management (other than the President, Chief Financial Officer or General Counsel) of any Group Company or with respect to any Company Offering and such investigation or Proceeding is: (A) reasonably expected to result in a finding of wrongdoing on the part of any Group Company or member of Senior Management (other than the President, Chief Financial Officer or General Counsel) of any Group Company; and (B) reasonably expected to result in material damages or a material adverse effect on the Group, taken as a whole, or on the Purchaser and its Subsidiaries, taken as a whole; provided, however, that no investigation or Proceeding referred to in this clause “(v)” with respect to a possible violation of Law shall constitute an Intervention Event if, within 45 days after receipt by the Earn Out Representative of notice of such investigation or Proceeding from the Purchaser: (1) any and all actions or omissions that are in violation of Law have entirely ceased; and (2) such investigation or Proceeding did not result in, and is no longer reasonably expected to result in, material damages to or a material adverse effect on the Group, taken as a whole, or on the Purchaser and its Subsidiaries, taken as a whole;
     (vi) any Group Company provides materially inaccurate financial information to the Purchaser with respect to the operations or financial results of the Group, taken as a whole; provided, however, that an Intervention Event shall not be deemed to have occurred under this clause “(vi)” if: (A) the materially inaccurate financial information that was provided to the Purchaser was so provided in accordance with the accounting principles, procedures and practices provided to the Group Companies by the Purchaser and the application of such principles, procedures and/or practices were the primary cause of such financial information being materially inaccurate; or (B) (1) the materially inaccurate financial information was not provided in connection with the preparation of any quarterly or annual financial statements of the Purchaser; (2) the materially inaccurate financial information was not purposefully inaccurate; (3) prior to the public announcement by the Purchaser of its financial results or the public filing by the Purchaser of its quarterly or annual financial statements, the Group Company provided the Purchaser with accurate financial information in place of such materially inaccurate financial information; (4) the provision of such materially inaccurate financial information did not result in, and is not reasonably expected to result in, material damages to or a material adverse effect on the Group, taken as a whole, or on the Purchaser and its Subsidiaries, taken as a whole; and (5) except for information of the type described in clause “(A),” none of the Group Companies has repeatedly provided materially inaccurate financial information to the Purchaser; or
     (vii) a failure by the Company Directors to attend any regularly scheduled meeting of the Company Board with the effect of preventing a

Required Quorum to be present at such meeting, provided that (A) another meeting of the Company Board is held within 30 days after such regularly scheduled meeting; (B) prior written notice is provided to each member of the Company Board at least five Business Days prior to such subsequent meeting; and (C) the Company Directors also fail (except by reason of force majeure) to attend such subsequent meeting.
     (uu) “Laws” shall mean all legislation, orders, judgments, decrees and Regulations, including regarding telecommunications, law enforcement, data protection and anti-trust, competition and equivalent legislation and the expression “Law” shall be construed accordingly.
     (vv) “Majority Vote” shall mean the affirmative vote of at least three out of the six members of the Company Board, with at least three affirmative votes from any combination of the Company Directors, the Purchaser Directors and the President.
     (ww) “Net Revenue” shall mean the consolidated revenue of the Company (expressed in Euro and calculated in accordance with the Specified Accounting Principles and all applicable Laws) that is attributable to (without duplication): (A) the sale or license by any Group Company of Company Offerings, including Inter-Company Revenue, less related pricing discounts and allowances, returns and refunds, promotions with contra-revenue components (coupons), fraud losses, revenue-based fees and taxes and similar items; (B) revenue from any joint venture or entity in which the Company has made an equity investment to the extent (and in the amount) that such revenue can be reported as revenue by the Purchaser in accordance with US generally accepted accounting principles; and (C) the Company’s share of revenues earned by Tel-online Limited from any product offerings of the type included in the definition of “Company Offering,” as Tel-online Limited is structured, as of the date of this Agreement; provided, however, that Net Revenue shall not include revenue resulting from:
     (i) inter-company transactions between the Group Companies;
     (ii) transactions between the Purchaser or any of its Subsidiaries and any Group Company or between or among the Purchaser or any of its Subsidiaries and third parties that are not expressly included in the definition of “Inter-Company Revenue”;
     (iii) transactions that will not ultimately be settled in cash, including barter transactions, unless such transactions are included in the definition of “Inter-Company Revenue”;
     (iv) acquisitions;
     (v) equity investments and joint ventures, to the extent that the Purchaser is not able to report such revenue as revenue in accordance with United States generally accepted accounting principles (except as set forth in clause “(C)” above); or

     (vi) non-recurring, one-time or non-operating items calculated in accordance with the Specified Accounting Principles (all revenue that is excluded from Net Revenue being referred to as “Excluded Revenue”).
     (xx) “Net Revenue Amount”, for the period ended as of the end of any particular calendar quarter, shall be the aggregate amount of Net Revenue during the four immediately preceding consecutive calendar quarters.
     (yy) “Net Revenue Target” shall mean the amount set forth in clause “(yy)” of Schedule 1.1.
     (zz) “Plan” shall have the meaning set forth in Section 4.7.
     (aaa) “Proceedings” shall mean any proceedings or action arising out of or in connection with this Agreement or any other document referred to herein.
     (bbb) “Related Party Transaction” shall have the meaning set forth in Section 4.4(c).
     (ccc) “Required Quorum” shall have the meaning set forth in Section 4.4(b).
     (ddd) “Sale” shall have the meaning set forth in Section 1.1(b)(i).
     (eee) “Senior Management” shall mean the Chief Executive Officer, Vice President, Strategy, President, Chief Financial Officer, General Counsel and other officers of the Company in charge of each of the following functional areas: marketing, business development, technology, products and operations.
     (fff) “Specified Accounting Principles” shall mean United States generally accepted accounting principles as applied by the Company (acting reasonably) in consultation with (and after taking into account the views of) the Purchaser in connection with the preparation by the Company (prior to Completion) of the Company’s US generally accepted accounting principles-based balance sheet, statement of operations, statement of cash flows and statement of stockholders’ equity as of and for the period ended December 31, 2004 (such financial statements being referred to as the “Baseline Financial Statements” and such accounting principles as so applied being referred to as the “Baseline Accounting Principles”); provided, however, that for purposes of the calculation and/or determination of Net Revenue, Cost of Revenue, Gross Profit, Gross Margin, EBIT Margin and “non-recurring, one-time or non-operating items” pursuant to this Agreement:
     (i) the Baseline Accounting Principles may be modified by the Purchaser (acting reasonably and after consultation with its outside auditors and the Chief Executive Officer of the Company) to the extent that: (A) a modification to the Baseline Accounting Principles is required by United States generally accepted accounting principles as such generally accepted accounting principles may exist from time to time from Completion until the end of the Earn Out Period; or (B) the Company incorrectly applied United States generally accepted accounting principles in connection with the preparation by the Company of the Baseline Financial Statements; and
     (ii) if any transaction occurs after the preparation of the Baseline Financial Statements and there is no accounting principle that was applied by the Company in connection with the preparation of the Baseline Financial Statements that properly would apply to such transaction, then United States generally accepted accounting principles in effect as of the time of the occurrence of such transaction shall be applied by the Purchaser (consistent with the Purchaser’s application of such principles across its business generally (taking into account any differences between the nature of the Purchaser’s business and the nature of the Company’s business) and which treatment shall be finally determined by the Purchaser, acting reasonably after consultation with its outside auditors and the Chief Executive Officer of the Company) with respect to such transaction.
     (ggg) “Specified Discount Factor” means the discount factor set forth in clause “(ggg)” of Schedule 1.1.
     (hhh) “Specified Gross Profit Margin” means the Gross Profit Margin set forth in clause “(hhh)” of Schedule 1.1.
     (iii) “Specified Option Number” means the number set forth in clause “(iii)” of Schedule 1.1.
     (jjj) “Stock Payment Election” shall have the meaning set forth in Section 2.3.
     (kkk) “Subsidiary” shall mean, with respect to any person, any entity in which such person directly or indirectly owns, beneficially or of record: (a) an amount of voting securities of or other interests in such entity that is sufficient to enable such person to elect at least a majority of the members of such entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting or financial interests in such entity.
     (lll) “Supermajority Vote” shall have the meaning set forth in Section 4.4(c).
     (mmm) “Transferee” shall have the meaning set forth in Section 2.5.
     (nnn) “Unwaived Acceleration Event” shall mean any Acceleration Event with respect to which the Earn Out Representative has not waived the Earn Out Sellers’ rights or the Purchaser’s obligations under Section 2.2 in connection with such Acceleration Event.
2. Payment of Earn Out.
     2.1 Subject to Section 2.3, unless an Unwaived Acceleration Event has occurred:
          (a) on or prior to September 30, 2009, the Purchaser shall, in respect of each Earn Out Election Share, deliver to the Earn Out Representative for distribution to the former holder thereof (or to such former holder’s Transferee) the Base Revenue-Based Earn Out Per Share Amount, if any; provided, however, that: (i) if as of the end of any calendar quarter during the period commencing on December 31, 2006 and ending on March 31, 2009: (A) the Net Revenue Amount is greater than or equal to the Net Revenue Target; and (B) the Gross Profit Margin is at least the Specified Gross Profit Margin, then: (1) the Base Revenue-Based Earn Out Aggregate Amount shall be deemed to be € 500,000,000; and (2) the Purchaser shall make the payments required pursuant to this Section 2.1(a) on or prior to the date that is 90 days following the end of such calendar quarter; and (ii) notwithstanding anything to the contrary contained in this clause “(a),” if the Earn Out Representative delivers an Objection Notice (as defined in Section 3.2) and such Objection Notice contains an objection with respect to the Base Revenue-Based Earn Out Aggregate Amount, then the Purchaser shall: (x) make the payment of any undisputed portion of the Base Revenue-Based Earn Out Per Share Amount during the time frame set forth above; and (y) make any other payments required pursuant to this Section 2.1(a) within five Business Days (or, in the event the Purchaser makes the Stock Payment Election, within 20 days) after the dispute referred to in such Objection Notice is finally resolved;
          (b) on or prior to September 30, 2009, the Purchaser shall, in respect of each Earn Out Election Share, deliver to the Earn Out Representative for distribution to the former holder thereof (or to such former holder’s Transferee) the Base Gross Profit-Based Earn Out Per Share Amount, if any; provided, however, that: (i) if the Gross Profit Amount as of the end of any calendar quarter during the period commencing on December 31, 2006 and ending on March 31, 2009 is greater than or equal to the Gross Profit Target, then: (A) the Base Gross Profit-Based Earn Out Aggregate Amount shall be deemed to be € 500,000,000; and (B) the Purchaser shall make the payments required pursuant to this Section 2.1(b) on or prior to the date that is 90 days following the end of such calendar quarter; and (ii) notwithstanding anything to the contrary contained in this clause “(b),” if the Earn Out Representative delivers an Objection Notice and such Objection Notice contains an objection with respect to the Base Gross Profit-Based Earn Out Aggregate Amount, then the Purchaser shall: (x) make the payment of any undisputed portion of the Base Gross Profit-Based Earn Out Per Share Amount during the time frame set forth above; and (y) make any other payments required pursuant to this Section 2.1(b) within five Business Days (or, in the event the Purchaser makes the Stock Payment Election, within 20 days) after the dispute referred to in such Objection Notice is finally resolved;
          (c) on or prior to September 30, 2009, the Purchaser shall, in respect of each Earn Out Election Share, deliver to the Earn Out Representative for distribution to the former holder thereof (or to such former holder’s Transferee) the Base User-Based Earn Out Per Share Amount, if any; provided, however, that: (i) if the Average User Number as of the end of any calendar quarter during the period commencing on October 1, 2006 and ending on March 31, 2009 is greater than or equal to the Average User Target, then: (A) the Base User-Based Earn Out Aggregate Amount shall be deemed to be € 500,000,000; and (B) the Purchaser shall make the payments required pursuant to this Section 2.1(c) on or prior to the date that is 90 days following the end of such calendar quarter; and (ii) notwithstanding anything to the contrary contained in this clause “(c),” if the Earn Out Representative delivers an Objection Notice and such Objection Notice contains an objection with respect to the Base User-Based Earn Out Aggregate Amount, then the Purchaser shall: (x) make the payment of any undisputed portion of the Base User-Based Earn Out Per Share Amount during the time frame set forth above; and (y) make any other payments required pursuant to this Section 2.1(c) within five Business Days (or, in the event the Purchaser makes the Stock Payment Election, within 20 days) after the dispute referred to in such Objection Notice is finally resolved;
          (d) on or prior to March 31, 2009, the Purchaser shall, in respect of each Earn Out Election Share, deliver to the Earn Out Representative for distribution to the former holder thereof (or to such former holder’s Transferee) the Bonus Revenue-Based Earn Out Per Share Amount, if any; provided, however, that if the Earn Out Representative delivers an Objection Notice and such Objection Notice contains an objection with respect to the Bonus Revenue-Based Earn Out Aggregate Amount, then the Purchaser shall: (x) make the payment of any undisputed portion of the Bonus Revenue-Based Earn Out Per Share Amount during the time frame set forth above; and (y) make any other payments required pursuant to this Section 2.1(d) within five Business Days (or, in the event the Purchaser makes the Stock Payment Election, within 20 days) after the dispute referred to in such Objection Notice is finally resolved;
          (e) on or prior to March 31, 2009, the Purchaser shall, in respect of each Earn Out Election Share, deliver to the Earn Out Representative for distribution to the former holder thereof (or to such former holder’s Transferee) the Bonus Gross Profit-Based Earn Out Per Share Amount, if any; provided, however, that if the Earn Out Representative delivers an Objection Notice and such Objection Notice contains an objection with respect to the Bonus Gross Profit-Based Earn Out Aggregate Amount, then the Purchaser shall: (x) make the payment of any undisputed portion of the Bonus Gross Profit-Based Earn Out Per Share Amount during the time frame set forth above; and (y) make any other payments required pursuant to this Section 2.1(e) within five Business Days (or, in the event the Purchaser makes the Stock Payment Election, within 20 days) after the dispute referred to in such Objection Notice is finally resolved; and.
          (f) on or prior to March 31, 2009, the Purchaser shall, in respect of each Earn Out Election Share, deliver to the Earn Out Representative for distribution to the former holder thereof (or to such former holder’s Transferee) the Bonus User-Based Earn Out Per Share Amount, if any; provided, however, that if the Earn Out Representative delivers an Objection Notice and such Objection Notice contains an objection with respect to the Bonus User-Based Earn Out Aggregate Amount, then the Purchaser shall: (x) make the payment of any undisputed portion of the Bonus User -Based Earn Out Per Share Amount during the time frame set forth above; and (y) make any other payments required pursuant to this Section 2.1(f) within five Business Days (or, in the event the Purchaser makes the Stock Payment Election, within 20 days) after the dispute referred to in such Objection Notice is finally resolved.
(For illustrative purposes only, Schedule II sets forth an example of the calculations and payments to be made pursuant to this Section 2.)
     2.2 Acceleration Events. The Purchaser shall notify the Earn Out Representative promptly after the Purchaser becomes aware of the occurrence of any Acceleration Event prior to the end of the Earn Out Period, unless an Intervention Event shall have occurred prior to the occurrence of an Acceleration Event (the date such notice is received by the Earn Out Representative being referred to as the “Acceleration Event Notice Date”). Subject to the final sentence of this Section 2.2 and to Section 2.3, if: (a) an Acceleration Event occurs during the Earn Out Period; and (b) the Earn Out Representative notifies the Purchaser in writing (which notice shall be within 30 Business Days following the Acceleration Event Notice Date if the Purchaser delivered a notice of the Acceleration Event to the Earn Out Representative) that the Earn Out Representative, for and on behalf of the Earn Out Sellers, has elected not to waive the Earn Out Sellers’ rights and the Purchaser’s obligations under this Section 2.2 with respect to such Acceleration Event, then, within 10 Business Days (or, if the Purchaser makes the Stock Payment Election, within 20 days) following receipt of such written notice from the Earn Out Representative, the Purchaser shall, in respect of each Earn Out Election Share, deliver to the Earn Out Representative for distribution to the former holder thereof (or to such former holder’s Transferee) the amount determined by dividing the Acceleration Amount by the aggregate number of Earn Out Election Shares (it being understood that if the Purchaser delivers a notice of the Acceleration Event to the Earn Out Representative and the Earn Out Representative shall not have provided the notice contemplated by this clause "(b)” to the Purchaser within 30 Business Days following the Acceleration Event Notice Date, then the Earn Out Representative shall be deemed to have irrevocably waived the Earn Out Sellers’ rights and the Purchaser’s obligations under this Section 2.2 with respect to such Acceleration Event). Payment by the Purchaser of the Acceleration Amount to the Earn Out Representative for distribution to each former holder of Earn Out Election Shares (or to such former holder’s Transferee) shall constitute a full and final settlement of any and all amounts that may become due pursuant to Section 2.1 or otherwise in connection with this Agreement or any prior or alleged breach thereof (it being understood that upon payment of the Acceleration Amount, the Purchaser shall have no further obligations, and the Earn Out Representative and Earn Out Sellers would have no further rights, under Section 2.1 or with respect to the payment of any Earn Out Amount). The parties expressly agree that: (i) a waiver of an Acceleration Event by the Earn Out Representative shall not constitute a waiver of any claim the Earn Out Sellers may have against the Purchaser (whether such claim is based in contract or tort law or in law or equity) other than the right to receive the Acceleration Amount in respect of the particular Acceleration Event; and (ii) the Acceleration Amount is not intended by the parties to reflect a measure of damages relating to any breach of contract by the Purchaser and the parties intend that such amount shall have no relevance in connection with any dispute under this Agreement other than disputes with respect to payment of the Acceleration Amount.
     2.3 Stock Payment Election. At the Purchaser’s sole discretion, the Purchaser may elect to issue Purchaser Shares in lieu of paying any portion of any Earn Out Amount or the Acceleration Amount in cash by providing written notice to the Earn Out Representative at least 20 days prior to the date that such payment is due (such election being referred to as a “Stock Payment Election”). Subject to Section 2.4, if the Purchaser makes a Stock Payment Election with respect to any portion of any Earn Out Amount or the Acceleration Amount, then: (a) the Purchaser shall reduce the amount of cash otherwise payable in respect of each Earn Out Share in connection with the payment of such Earn Out Amount or the Acceleration Amount, as the case may be, pursuant to Section 2.1 or Section 2.2 by subtracting the Per Share Stock Payment Amount (as defined below) therefrom; and (b) the Purchaser shall, in respect of each Earn Out Share, issue to the Earn Out Representative for distribution to the former holder thereof (or such former holder’s Transferee) the number of Purchaser Shares determined by dividing: (i) the Per Share Stock Payment Amount; by (ii) the average closing sale price of a Purchaser Share as reported on the Purchaser Primary Exchange for the period of 15 consecutive trading days following the date of the Stock Payment Election (translated into Euro at the Exchange Rate as of the date that is 15 days after the date of the Stock Payment Election and adjusted as appropriate to reflect any stock split, reverse stock split or similar transaction effected by the Purchaser between the beginning of such period and the date such Purchaser Shares are issued). The Purchaser may make the Stock Payment Election only if any Purchaser Shares issued pursuant to this Section 2.3 are registered for resale by the Purchaser as of the date of such issuance or shall otherwise not be subject to restrictions on resale under applicable United States securities laws or otherwise solely as a result of actions taken by or against the Purchaser. For purposes of this Agreement: (A) “Stock Payment Amount” shall mean the portion of any Earn Out Amount or the Acceleration Amount to which a Stock Payment Election applies; and (B) “Per Share Stock Payment Amount” shall be the quotient of the Stock Payment Amount divided by the aggregate number of Earn Out Shares.
     2.4 No Fractional Shares. No fractional Purchaser Shares shall be issued pursuant to this Agreement, and no certificates or scrip for any such fractional shares shall be issued. Any Seller who would otherwise be entitled to receive a fraction of a Purchaser Share (after aggregating all fractional Purchaser Shares issuable to such Seller) shall, in lieu of such fraction of a share, be paid in cash the amount in Euro (rounded to the nearest whole Euro cent), without interest, determined by multiplying such fraction by the quotient of: (a) the closing price of a Purchaser Share on the Purchaser Primary Exchange on the date of issuance of such Purchaser Shares; divided by (b) the Exchange Rate on such date.
     2.5 Permitted Transfers. The interests of any Earn Out Seller in any Earn Out Amount or in any portion of the Acceleration Amount shall not be assignable or transferable, except: (a) by operation of law; (b) in connection with a Permitted Transfer (as defined below); or (c) following the first anniversary of Completion (the assignee or transferee of any assignment or transfer permitted pursuant to this Section 2.5 being referred to as a “Transferee”); provided, however, that no assignment or transfer of any such interest may occur pursuant to this Section 2.5: (i) unless the Purchaser shall have received from the transferring Earn Out Seller an opinion of counsel reasonably satisfactory to the Purchaser that such assignment or transfer will not constitute or result in a violation of applicable securities Laws; (ii) if such assignment or transfer could reasonably be expected to result in any obligation to register any security under Section 12 of the Securities Exchange Act of 1934, as amended, or result in there being more than 400 holders of any security that may be created as a result of this Agreement, prior to the end of the Earn Out Period; and (iii) unless the assignee on transfer signs or delivers to the Purchaser a counterpart to this Agreement agreeing to be bound by all of the terms hereof (it being understood that any attempted assignment or transfer in violation of any part of clause “(i),” clause “(ii)” or clause “(iii)” of this sentence shall be null and void). For purposes of this Section 2.5, “Permitted Transfer” shall mean any transfer: (A) if an Earn Out Seller is an individual, upon the death of such Earn Out Seller pursuant to any will, trust or similar instrument or pursuant to the laws of descent and distribution; or (B) if the Earn Out Seller is a corporation, trust, partnership or limited liability company, to one or more stockholders, beneficiaries, partners or members of such Earn Out Seller.

3. Administration of Earn Out Payments.
     3.1 Preparation and Delivery of Statements.
          (a) During the Earn Out Period, on or before the date that is 45 days after the end of the last calendar quarter with respect to which the payment of any Earn Out Amount would reasonably be expected to be due, the Purchaser shall, after consultation with the Chief Executive Officer of the Company: (i) prepare or cause to be prepared a statement (a “Statement”) setting forth such Earn Out Amount and the Net Revenue Amount, Gross Profit Amount, Gross Profit Margin and/or Average User Number, as the case may be, underlying such Earn Out Amount (collectively, the “Results”); and (ii) deliver or cause to be delivered the Statement, together with a summary of the basis for determination of the Results, to the Earn Out Representative who will be deemed to have received the Statement for and on behalf of all of the Earn Out Sellers.
          (b) Within 45 days following the end of each calendar quarter during the Earn Out Period, the Purchaser shall after consultation with the Chief Executive Officer of the Company: (i) prepare or cause to be prepared a statement (the “Quarterly Statement”) setting forth the Net Revenues, Gross Profits and the average of the number of Active Users for each of the three months during such calendar quarter, and, commencing on December 31, 2006, the Net Revenue Amount, the Gross Profit Amount and the Average User Number; and (ii) deliver or cause to be delivered the Quarterly Statement, together with a summary of the basis for determination of such amounts, to the Earn Out Representative who will be deemed to have received the Quarterly Statement for and on behalf of all of the Earn Out Sellers. The Quarterly Statements are being provided for information purposes only and shall not estop either party from taking a contrary position with respect to the information contained therein.
     3.2 Dispute Resolution.
          (a) In the event that the Earn Out Representative objects to the Results set forth in the Statement, then within 35 days after the delivery to the Earn Out Representative of the Statement (the “Response Period”), the Earn Out Representative shall deliver to the Purchaser a written notice (an “Objection Notice”) describing in reasonable detail the Earn Out Representative’s objections to the Statement and setting forth the Results determined by the Earn Out Representative to be correct. If the Earn Out Representative does not deliver an Objection Notice to the Purchaser during the Response Period, then the Purchaser’s calculation of the Results shall be binding and conclusive on the Purchaser, the Earn Out Sellers and the Earn Out Representative.
     (b) If the Earn Out Representative delivers an Objection Notice objecting to the Results (other than the calculation of the applicable Average User Number) during the Response Period in accordance with Section 3.2(a), and if the Earn Out Representative and the Purchaser are unable to resolve such dispute within 20 days after such Objection Notice is delivered to the Purchaser, then the dispute shall be finally settled by an independent “big four” accounting firm mutually selected by the Purchaser and the Earn Out Representative (it being understood that, if requested by the Earn Out Representative, such independent accounting firm may examine, among other things, the manner in which the Purchaser applied the Specified Accounting Principles to any particular transaction, taking into account all relevant factors (including, to the extent that the independent accounting firm deems it to be appropriate, a comparison of the manner in which the Purchaser applied the Specified Accounting Principles to such transaction to the manner in which companies substantially comparable to the Purchaser apply United States generally accepted accounting principles to similar transactions). The determination by the independent accounting firm of: (i) the applicable Earn Out Amount, if any, determined to be correct (the “Actual Earn Out Amount”); and (ii) the non-prevailing party (as described below), shall be conclusive and binding on the Purchaser, the Earn Out Sellers and the Earn Out Representative. The non-prevailing party in such dispute shall be determined by the independent accounting firm and shall be the party whose calculation of the Earn Out Amount in dispute was furthest from the Actual Earn Out Amount. The Purchaser and the Earn Out Representative shall each bear and pay 50% of the fees and other expenses of the independent accounting firm in connection with the dispute resolution process set forth in this Section 3.2(b); provided, however, that if the difference between the non-prevailing party’s calculation of the Earn Out Amount in dispute and the Actual Earn Out Amount is greater than 5% of the Actual Earn Out Amount, then the non-prevailing party shall be responsible for reimbursing the prevailing party for all of its reasonable out-of-pocket costs and expenses incurred in connection with the resolution of the dispute, including all reasonable attorneys’ fees, accounting fees and experts’ fees, and shall also be responsible for paying all of the costs associated with the dispute resolution process provided for by this Section 3.2(b), including all fees and expenses of the independent accounting firm in connection with the dispute resolution process.
          (c) If the Earn Out Representative delivers an Objection Notice objecting to the applicable Average User Number to the Purchaser during the Response Period in accordance with Section 3.2(a), and if the Earn Out Representative and the Purchaser are unable to resolve such dispute within 20 days after such Objection Notice is delivered to the Purchaser, then either the Earn Out Representative or the Purchaser may notify the other of their intention (“Notice of Intent”) to submit the dispute for determination by a board of three experts (the “Experts”, and each an “Expert”). Each of the Purchaser and the Earn Out Representative shall have the right to appoint one Expert and the two Experts so appointed by them shall select a third Expert, all of whom shall be qualified by education, knowledge and experience in the appropriate field or discipline relating to the substance of the dispute. Each of the Earn Out Representative and the Purchaser shall appoint their respective Expert within 15 Business Days from the date of the Notice of Intent, and give the other the name, position, address, phone number, email address (if any) and experience of its Expert. If either party fails to name its Expert within the said 15 Business Day period, the other party shall name a second Expert. If the two Experts so named shall fail within 10 Business Days after the appointment of the second Expert to agree upon and to select a third Expert (the “Third Expert”), then either of the Purchaser or the Earn Out Representative may thereafter request the President of the Law Society of England and Wales from time to time to select the Expert to complete the board of three. Should the Third Expert be or become unwilling or unable to act, another shall be selected in the same manner. In the event that either Expert named by the Purchaser and the Earn Out Representative is or becomes unwilling or unable to act, the party selecting that Expert shall select another Expert within a reasonable time of learning of the unwillingness or inability of the original Expert to act. A person selected or appointed as an Expert may not be (a) in the regular salary employ of either of the Purchaser or any of the Earn Out Sellers or Affiliates thereof; (b) a consultant or legal counsel for either the Purchaser or any of the Earn Out Sellers, or (c) a person who has previously voted as an expert or arbitrator against any of the Purchaser or any of the Earn Out Sellers or has represented others in proceedings against one of them. The jurisdiction of the Experts shall be limited to: (a) determining the applicable Average User Number; and (b) determining the non-prevailing party in such dispute. The Claim Dispute shall be decided by a majority vote of the Experts within 75 Business Days from the date the Third Expert was appointed. The determination by the Experts of: (a) the applicable Average User Number (the “Actual Average User Number”); and (b) the non-prevailing party (as described below) shall be conclusive and binding on the Purchaser, the Earn Out Sellers and the Earn Out Representative. The non-prevailing party in such dispute shall be determined by the Experts and shall be the party whose calculation of the Average User Number was furthest from the Actual Average User Number. The Purchaser and the Earn Out Representative shall each bear and pay 50% of the fees and other expenses of the Experts in connection with the dispute resolution process set forth in this Section 3.2(c); provided, however, that if the difference between the non-prevailing party’s calculation of the Average User Number and the Actual Average User Number is greater than 5% of the Actual Average User Number, then the non-prevailing party shall be responsible for reimbursing the prevailing party for all of its reasonable out-of-pocket costs and expenses incurred in connection with the resolution of the dispute, including all reasonable attorneys’ fees, accounting fees and experts’ fees, and shall also be responsible for paying all of the costs associated with the dispute resolution process provided for by this Section 3.2(c), including all fees and expenses of the Experts in connection with the dispute resolution process.
          (d) Except as provided in Sections 3.2(b) and 3.2(c), if the Earn Out Representative or the Purchaser has any other dispute with the other in connection with this Agreement, then either the Earn Out Representative or the Purchaser may submit the dispute to be settled by binding arbitration in London in accordance with the ICC Rules of Arbitration then in effect. Arbitration will be conducted by one arbitrator, mutually selected by the Purchaser and the Earn Out Representative; provided, however, that if the Purchaser and the Earn Out Representative fail to mutually select an arbitrator within 15 Business Days after such dispute is submitted to arbitration, then the arbitrator shall be selected by the ICC in accordance with its Rules of Arbitration then in effect. The Earn Out Representative and the Purchaser agree to use commercially reasonable efforts to cause the arbitration hearing to be conducted within 75 days after the appointment of the arbitrator, and to use commercially reasonable efforts to cause the decision of the arbitrator to be furnished within 15 days after the conclusion of the arbitration hearing. The determination by the ICC of: (a) the resolution of any such disputes; and (b) the non-prevailing party (as described below) shall be conclusive and binding on the Purchaser, the Earn Out Sellers and the Earn Out Representative. The non-prevailing party in such dispute shall be determined by the ICC. The Purchaser and the Earn Out Representative shall each bear and pay 50% of the fees and other expenses of the ICC in connection with the dispute resolution process set forth in this Section 3.2(d); provided, however, that if the ICC identifies a prevailing party, then the non-prevailing party shall be responsible for reimbursing the prevailing party for all of its reasonable out-of-pocket costs and expenses incurred in connection with the resolution of the dispute, including all reasonable attorneys’ fees, accounting fees and experts’ fees, and shall also be responsible for paying all of the costs associated with the dispute resolution process provided for by this Section 3.2(d), including all fees and expenses of the ICC in connection with the dispute resolution process.
     3.3 Access to Necessary Information.
          (a) At reasonable times and during normal business hours, the Company shall permit representatives of the Purchaser and the Purchaser’s legal, accounting and financial advisors to have full access to the books, records and personnel of the Company and to make such inspections and copies of such books and records as they may request, from time to time and for any reason whatsoever.
          (b) At reasonable times during normal business hours and upon reasonable notice provided to the Purchaser, the Purchaser shall permit the Earn Out Representative (who shall have executed a confidentiality agreement in form and substance reasonably satisfactory to the Purchaser) and his legal, accounting and financial advisors to examine the financial books and records of the Company, to make such inspections and copies of such books and records as they may reasonably require, and to discuss such matters with the appropriate personnel of the Company and the Purchaser, each to the extent incident to the exercise of the Earn Out Representative’s right to object to the Purchaser’s calculation of the amounts set forth in the Statement. The Earn Out Representative agrees that he shall hold (and shall cause his advisors referred to in the preceding sentence to hold) all information acquired during such examination in strict confidence and shall use (and shall cause his advisors referred to in the preceding sentence to use) such information solely for purposes of making calculations under Section 2 or in connection with any dispute under this Agreement.
4. Post-Completion Management of the Company.
     4.1 Officers of the Company. From Completion until the end of the Earn-Out Period, unless an Intervention Event shall have occurred, the following provisions shall apply:
          (a) until the employment of Niklas Zennström or Janus Friis, as the case may be, with the Company is terminated (through such individual’s voluntarily termination, through such individual’s involuntarily termination pursuant to this Agreement or due to such individual’s death or “Incapability,” as such term is defined in such individual’s employment agreement with the Company or an Affiliate of the Company), Niklas Zennström shall have the title and customary responsibilities of Chief Executive Officer of the Company and Janus Friis shall have the title and customary responsibilities of Vice President, Strategy of the Company;
          (b) the President of the Company (and any successor thereto) shall be appointed by a Majority Vote of the Company Board from a list of candidates provided by the Purchaser (it being understood that the President of the Company shall not be appointed without the approval of the Company Directors, which approval shall not be unreasonably withheld or delayed);
          (c) the Chief Financial Officer and General Counsel of the Company (and any successor thereto) shall be mutually agreed upon by the Purchaser and the Company Directors, in each case such agreement not to be unreasonably withheld or delayed;
          (d) a three-person committee of the Company Board (the “Nominating Committee”) consisting of the Company Directors and a member of the Company Board designated by the Purchaser shall (acting reasonably and taking into account all relevant factors, including a person’s professional experience and general background), appoint the initial members of Senior Management, other than the Chief Executive Officer, the Vice President, Strategy, the President, the Chief Financial Officer and the General Counsel;

          (e) the Company’s Chief Executive Officer (or if there is no Chief Executive Officer at the time, the Company’s most senior officer) shall have the exclusive authority (acting reasonably and taking into account all relevant factors, including a person’s professional experience and other qualifications) and after consultation with a Purchaser Director or his or her designee, to appoint all non-Senior Management positions of the Company;
          (f) the Nominating Committee shall have the exclusive authority, acting reasonably, to determine the terms of employment of each member of Senior Management (which terms may include performance-based incentives), subject in each case to the terms of the Budget approved by the Company Board in accordance with the applicable provisions of Section 4.4 and to the terms of such individual’s employment contract existing prior to the date of such determination, and provided that: (i) such terms of employment are consistent with the Purchaser’s compensation structure; and (ii) the Nominating Committee shall have no authority with respect to any equity-based compensation (whether such equity-based compensation relates to equity of the Purchaser, any Group Company or otherwise) other than with respect to the Plan;
          (g) subject to Section 4.1(j), the Nominating Committee and the Chief Executive Officer shall have the concurrent authority, acting reasonably, to terminate the employment of any member of Senior Management, other than the Chief Executive Officer, President, General Counsel or Chief Financial Officer of the Company, subject to compliance with the terms of such individual’s employment agreement with the Company or an Affiliate of the Company;
          (h) the Company Board, by a Majority Vote, shall have the authority to terminate the employment of the Chief Financial Officer and General Counsel of the Company, subject to compliance with the terms of such individual’s employment agreement with the Company or an Affiliate of the Company;
          (i) subject to Section 4.1(k), the Company Board, by a Supermajority Vote, shall have the authority to terminate the employment of the Chief Executive Officer of the Company or the President of the Company, subject to compliance with the terms of such individual’s employment agreement with the Company or an Affiliate of the Company;
          (j) notwithstanding anything to the contrary contained in this Agreement, the Company Board, by a Majority Vote, shall have the authority to terminate the employment of any member of Senior Management, other than the Chief Executive Officer of the Company and the President of the Company, for “Cause” (as such term is defined in such individual’s employment agreement with the Company or an Affiliate of the Company);
          (k) notwithstanding anything to the contrary contained in this Agreement, the Purchaser Directors shall have the authority to terminate the employment of the Chief Executive Officer for “Cause” (as such term is defined in such individual’s employment agreement with the Company or an Affiliate of the Company);
          (l) upon the termination of employment of any member of Senior Management, other than the Chief Executive Officer, President, General Counsel or Chief Financial Officer of the Company, the Nominating Committee shall have the exclusive authority

(acting reasonably and taking into account all relevant factors, including a person’s professional experience and general background) and upon consultation with the Purchaser, to appoint a successor thereto;
          (m) in the event the employment of the Chief Executive Officer of the Company terminates (through his voluntarily termination, through his involuntarily termination pursuant to this Agreement or due to his death or Incapability) , any replacement Chief Executive Officer shall not be appointed without the approval of the Purchaser Directors, which approval shall not be unreasonably withheld or delayed; and
          (n) subject to the other provisions of this Agreement, each member of Senior Management, except for the President of the Company, shall have responsibilities customary for persons with similar positions in similar companies. The President shall have such duties as are determined by the Company Board by a Supermajority Vote.
     4.2 Management of the Company. From Completion through the end of the Earn Out Period, unless an Intervention Event shall have occurred, subject to the enumerated powers of the Company Board set forth of Section 4.4, the day-to-day management of the Company shall be conducted by the executive officers of the Company in accordance with the Budgets and business plans approved by the Company Board (it being understood that no director of the Company shall sign any contract on behalf of and with the effect of binding the Company, except in their capacity as an officer of the Company); provided, however, that the Company shall at all times be subject to the Purchaser’s policies and procedures relating to corporate governance, internal financial and disclosure controls, internal audit policies, documentation of contracts, compensation and benefits and regulatory and legal compliance. All officers of the Company (other than the President of the Company) shall report to the Company’s Chief Executive Officer, as well as, with respect to the Chief Financial Officer and General Counsel, to such officer’s functional head in the Purchaser’s organization. The President of the Company shall report on a “solid line” basis to the Chief Executive Officer of the Company and shall report on “dotted line” basis to the Chief Executive Officer of the Purchaser.
     4.3 Composition of the Company Board. Immediately following Completion, the Company Board shall consist of the following six individuals: (a) the Chief Executive Officer and the Vice President, Strategy of the Company (each such individual, and any successor thereto designated in accordance with this Section 4.3, being referred to as a “Company Director”); (b) the Purchaser’s Chief Executive Officer and another individual designated by the Purchaser prior to Completion (each such individual, and any successor thereto designated in accordance with this Section 4.3, being referred to as a “Purchaser Director”); (c) the President of the Company; and (d) a Luxembourg resident director (the “Luxembourg Director”) mutually agreed to by the Company Directors and the Purchaser Directors, with each such individual referred to in clauses “(a)” through “(d)” of this sentence being entitled to serve as a director on the Company Board until such individual’s resignation, removal, incapacity or death. Prior to the end of the Earn Out Period, unless an Intervention Event has occurred, any vacancy on the Company Board created by the resignation, removal, incapacity or death of a director shall be filled: (i) in the case of the resignation, removal, incapacity or death of a Company Director, by an individual designated by the other Company Director (or in the event no Company Directors are in office, by the Earn Out Representative), which individual: (A) was an Earn Out Seller as of the Completion Date or an Affiliate of a person who was an Earn Out Seller as of the Completion Date and continues to be an Earn Out Seller; and (B) if as of the time that such vacancy is filled, there remain Earn Out Sellers who are also officers (or other employees at the level of Vice President or higher) of the Company, is an officer or such other employee; (ii) in the case of the resignation, removal, incapacity or death of a Purchaser Director, an individual designated by the Purchaser; (iii) in the case of the resignation, removal, incapacity or death of the President of the Company, by the individual who is appointed as the successor President of the Company in accordance with Section 4.1(b); and (iv) in the case of the resignation, removal, incapacity or death of the Luxembourg Director, by an individual mutually agreed to by the Company Directors and the Purchaser Directors. If an Intervention Event occurs prior to the end of the Earn Out Period, the Purchaser Directors shall be entitled, at any time following the date of such occurrence, to: (A) appoint additional directors to the Company Board to ensure that the Purchaser controls the Company Board; and (B) otherwise take over complete control of the Company in all respects, and the Company Directors shall cooperate with and assist the Purchaser in effecting the changes described in clauses “(A)” and “(B)” of this sentence. Without limiting the generality of the foregoing, the provisions set forth in Sections 4.1, 4.2, 4.3, 4.4(a), 4.4(b), 4.4(c), 4.5 and 4.6 shall terminate and no longer have any force or effect upon the occurrence of an Intervention Event. A Company Director shall resign from the Company Board if and when such Company Director’s employment with the Company is terminated; provided that Niklas Zennström and Janus Friis each may remain a Company Director even if such person’s employment with the Company is terminated, except if such person’s employment is terminated for Cause in accordance with this Agreement.
     4.4 Board Meetings; Board Approval; Exculpation and Fiduciary Duties.
          (a) From Completion until the end of the Earn Out Period, unless an Intervention Event shall have occurred: (i) the Company Board shall hold at least four regularly scheduled meetings per year, of which three shall be held in Luxembourg to the extent determined by the Purchaser to be required to qualify from time to time for any beneficial tax treatment, unless otherwise approved by the Company Board by a Supermajority Vote; (ii) at least 20 Business Days prior to each regularly scheduled meeting of the Company Board immediately prior to the beginning of each calendar year during the Earn Out Period, the Chief Executive Officer of the Company shall provide to each member of the Company Board a proposed annual Budget with respect to such calendar year, and as soon as practicable prior to each other regularly scheduled meeting of the Company Board during each calendar year during the Earn Out Period, the Chief Executive Officer of the Company shall provide each member of the Company Board with any proposed modifications to any such annual Budget that was previously approved by the Company Board; (iii) the Chief Executive Officer of the Company shall cause a reminder notice of each regularly scheduled meeting of the Company Board to be provided to each director at least five Business Days prior to the meeting, which notice may be waived by each member of the Company Board in attendance at such meeting; provided that each Purchaser Director and each Company Director is present at such meeting; (iv) additional meetings of the Company Board may be held at any time from Completion until the end of the Earn Out Period, by written notice given by any director to the Purchaser, the Earn Out Representative and each of the other directors at least five Business Days prior to the meeting; (v) each written notice of a meeting (including the reminder notice referred to above) shall include an agenda for such meeting, as well as a list of matters to be presented for consideration by the Company Board at such meeting; and (vi) the Company Board may not approve any matter at a meeting that is not specifically identified on the list of matters to be presented for consideration at such meeting accompanying the notice of such meeting, unless such matter is approved by a Supermajority Vote.
          (b) From Completion until the end of the Earn Out Period, unless an Intervention Event shall have occurred: (i) the overall strategic direction and operations of the Company shall at all times be as contemplated by the Budgets and the business plans approved by the Company Board in accordance with the applicable provisions of this Section 4.4, but otherwise shall be the responsibility of the executive officers of the Company; (ii) a Majority Vote of the Company Board shall be required to review and approve actions customarily approved by a board of directors, including ordinary course business plans and Budgets; (iii) no action shall be taken by the Company Board from Completion until the end of the Earn Out Period without a Required Quorum; and (iv) no action may be taken by the Company Board without a meeting unless all members of the Company Board consent thereto in writing. A “Required Quorum” shall consist of at least three directors, including one Company Director and one Purchaser Director. From Completion until the end of the Earn Out Period, unless an Intervention Event shall have occurred, if the Earn Out Representative or Senior Management has demonstrated to the Purchaser that it is reasonable that either: (i) both the Base Revenue-Based Earn Out Aggregate Amount and the Base Gross Profit-Based Earn Out Aggregate Amount will become payable during the Earn Out Period; or (ii) either the Base Revenue-Based Earn Out Aggregate Amount or the Base Gross Profit-Based Earn Out Aggregate Amount will exceed €250,000,000, then the Purchaser shall cause the Purchaser Directors to vote in favor of the approval of every proposed annual Budget and business plan recommended by the Company’s Chief Executive Officer and the Company Directors, after consultation with the Company’s President, to the Company Board unless: (A) such proposed Budget or business plan relates to any business lines that do not constitute business lines of the Company existing as of the date of this Agreement or that have previously been approved by the Company Board by a Supermajority Vote, or extensions thereof that are reasonably related to such existing or previously approved business lines; (B) such proposed Budget or business plan does not reasonably contemplate an EBIT Margin for the fiscal year to which such proposed Budget or business plan relates at least as high as the EBIT Margin set forth in the Company Projections for the same fiscal year, unless an amendment or a deviation from such EBIT Margin has been previously approved by the Company Board by a Supermajority Vote; (C) such proposed Budget or business plan is not otherwise commercially reasonable; or (D) the Company Board approves such proposed Budget or business plan by a Majority Vote notwithstanding the failure of the Purchaser Directors to vote in favor of approval of such proposed Budget or plan.
          (c) From Completion until the end of the Earn Out Period, unless an Intervention Event shall have occurred, the vote of both of the Company Directors and both of the Purchaser Directors (a “Supermajority Vote”) shall be required to approve: (i) business plans, Budgets (and any deviations therefrom) and transactions that: (A) contemplate or involve any material deviation from business lines of the Company existing as of the date of this Agreement (or any extensions thereof that are reasonably related to such existing business lines); (B) could reasonably be expected to result in an EBIT Margin for the fiscal year to which such business plan or Budget relates of less than the EBIT Margin for the Group Companies set forth in the Company Projections for the same fiscal year; or (C) are not otherwise commercially reasonable;

(ii) any material contract to which any Group Company is to become a party or by which a Group Company is to become bound that is outside the ordinary course of business; (iii) acquisitions or dispositions of securities, businesses or other assets (whether by way of stock purchase, merger, consolidation or otherwise) by any Group Company, other than acquisitions or dispositions of assets in the ordinary course of business; (iv) transactions: (A) between any Group Company and the Purchaser or any Affiliate of the Purchaser; or (B) between any Group Company; and: (1) any director, any member of Senior Management or any other officer of any Group Company; or (2) any entity with respect to which any person described in clause “(1)” of this sentence is an Affiliate, equity holder, director, principal, manager, employee, consultant, adviser, agent or representative, but excluding under clause “(A)” of this sentence: (x) transactions between or among Group Companies; and (y) immaterial transactions in the ordinary course of business (each such transaction in this clause "(iv),” a “Related Party Transaction”); (v) the issuance of any securities by any Group Company; (vi) to the extent the Purchaser determines that to qualify from time to time for any beneficial tax treatment, three out of four regularly scheduled meetings of the Company Board must be held in Luxembourg, any change in the requirement set forth in Section 4.4(a) that three out of four of the regularly scheduled meetings of the Company Board be held in Luxembourg; (vii) any matter presented at a meeting of the Company Board that is not specifically identified on the list of matters to be presented for consideration at such meeting accompanying the notice of such meeting; (viii) the termination of employment of the President of the Company or the Chief Executive Officer of the Company, in the case of the President of the Company, with or without Cause and in the case of the Chief Executive Officer of the Company, without Cause; (ix) any liquidation or winding up of any Group Company; (x) the incurrence of indebtedness for borrowed money by any Group Company from a third party; (xi) except as set forth in Section 4.3, any increase or decrease in the number of members of the Company Board; (xii) any amendment to or deviation from the Company Projections; (xiii) the assignment by the Purchaser of its rights and obligations under this Agreement, unless the conditions set forth in Section 5.4 have been satisfied; and (xiv) any amendment to the Articles that adversely impacts the rights and obligations of any party to this Agreement.
          (d) The Earn Out Sellers hereby agree that none of the Purchaser, any Group Company or any of the members of the Company Board shall have any liability (express, implied or otherwise) to any Earn Out Seller or other person for failure of any Group Company to achieve any of the financial results or Average User Numbers required for any Earn Out Amount to become payable to the Earn Out Sellers. Members of the Company Board shall owe their fiduciary duties to the Company and its shareholder and not to any employee, creditor, or other person.
     4.5 Funding Requirements. From Completion through the end of the Earn Out Period, the Purchaser shall provide, or cause to be provided, to the Company cash in an amount sufficient to meet the external cash needs of the Company as contemplated by annual Budgets approved by the Company Board in accordance with the applicable provision of Section 4.4. The Purchaser may elect to provide any amounts required to be provided to the Company pursuant to this Section 4.5 in the form of a loan or capital contribution; provided, however, that if it is provided in the form of a loan, the loan shall be subordinated to all other indebtedness of the Company and to all obligations to the Earn Out Sellers, and no payments in respect of such indebtedness shall be made until the later of the end of the Earn Out Period and payment of all amounts due to the Earn Out Sellers.
     4.6 Company Articles. The parties to this Agreement shall ensure that from Completion through the end of the Earn Out Period, the Articles shall, to the extent permitted under applicable Law, include appropriate provisions implementing, and that are otherwise consistent with, this Section 4 (it being understood that the language included in the Articles to implement Section 4 may differ from the language contained in Section 4 to the extent necessary or appropriate under Luxembourg law).
     4.7 Company Stock Incentive Plan. Prior to Completion, the Purchaser shall, at its election, either cause its Board of Directors to adopt a stock incentive plan that has available for grant exclusively to, or cause its Board of Directors to reserve under one or more of its existing stock incentive plans exclusively for, existing employees, directors and consultants of the Group Companies and new employees, directors and consultants of the Group Companies that are engaged through December 31, 2005 options (which shall not be “incentive stock options” under the Internal Revenue Code of 1986, as amended) to purchase the Specified Option Number of Purchaser Shares, as adjusted for any stock split, reverse stock split or similar transaction (such options being referred to herein as the “Incentive Options” and such plan or reserve being referred to herein as the “Plan”); provided, however, that if the Purchaser, in consultation with Niklas Zennström, determines: (a) that the tax and other costs to employees, directors and/or consultants associated with such Incentive Options in certain jurisdictions are substantially higher than the tax and other costs to employees, directors and/or consultants associated with such Incentive Options in the United Kingdom; or (b) not to grant Incentive Options in jurisdictions in which it (or any of its Affiliates) currently has operations but does not grant stock options, then the Purchaser and Niklas Zennström shall mutually agree on alternative retention incentives for employees, directors and/or consultants in such jurisdictions (and the total number of Incentive Options shall be appropriately adjusted). Prior to Completion, the Purchaser and Niklas Zennström shall mutually agree on the allocation of approximately 50% of the Incentive Options to Senior Management. The Plan, all awards thereunder and all terms applicable thereto shall be administered by the Nominating Committee; provided, however, that: (a) unless the Purchaser and Niklas Zennström otherwise agree, approximately 50% of the Incentive Options shall be granted to Senior Management as described above; (b) no Incentive Options shall be granted until after Completion; and (c) all Incentive Options shall have terms, including with respect to the exercise prices, performance metrics and vesting schedules thereof, as mutually determined through reasonable consultation between the Chief Executive Officer of the Company and the Purchaser prior to Completion (it being understood that if the Chief Executive Officer of the Company and the Purchaser cannot agree on such terms, then such terms shall be consistent with stock options granted to similarly situated employees of the Purchaser). It is further intended that after December 31, 2005, any newly engaged employees, directors and consultants will be granted incentive stock options in accordance with the then-existing policies and procedures of the Purchaser. The Purchaser shall promptly upon the request of the Nominating Committee from time to time take any actions required to implement any awards determined by the Nominating Committee consistent with this Section 4.7.
     4.8 Noncompetition. From Completion through the end of the Earn Out Period, the Purchaser covenants that it shall not, and that it shall cause all of its controlled Affiliates not to,

conduct any business or provide any good or service that directly enables the use of voice or video communications over the Internet, other than through or pursuant to transactions with the Company or one of the Company’s wholly-owned subsidiaries (it being understood that: (a) the entities identified on Schedule III are not currently controlled Subsidiaries of the Purchaser; and (b) for the avoidance of doubt, transactions of the type conducted by users of the trading, marketplace and/or payments platforms of the Purchaser and its Affiliates on or through such platforms, including the offering of goods and services by such users, as long as neither the Purchaser nor any of its Affiliates sell such goods on their own behalf or receive revenue from such transactions in excess of their customary types of fees, shall not constitute a breach of this Section 4.8).
     4.9 Good Faith and Fair Dealing. Each party hereto agrees that, from Completion until the end of the Earn Out Period, it shall, with respect to all matters related to this Agreement, act in good faith and the spirit of fair dealing such that the intent of this Agreement is carried out to the fullest extent practicable.
     4.10 Possible Restructuring. The parties hereto acknowledge that the Purchaser and the Company are considering a restructuring involving one or more of the Group Companies, including a restructuring pursuant to which a wholly-owned Subsidiary of the Purchaser (“NewCo”) would acquire a controlling interest in the Company prior to, at or after Completion and the Company would distribute the shares of the US operating subsidiary of the Company to NewCo (the “Restructuring”). The parties agree to reasonably cooperate to effect the Restructuring so long as it does not adversely affect any party’s rights or obligations hereunder.
5. Miscellaneous.
     5.1 Earn Out Representative.
          (a) Subject to Section 5.1(d), as soon as practicable following the date of this Agreement, and in any event prior to Completion, the Key Employees will notify the Purchaser in writing of the identity of the Earn Out Representative (it being understood that until an Earn Out Representative shall be appointed, Niklas Zennström shall serve as the Earn Out Representative).
          (b) Promptly upon appointment, the appointed Earn Out Representative shall enter into a Deed of Adherence.
          (c) Each Earn Out Seller hereby irrevocably confirms that such Earn Out Seller shall be bound by any steps or actions taken or agreement entered into by the Earn Out Representative (or such other person appointed for the time being pursuant to this Section 5.1(c) acting as the Earn Out Representative on the terms of this Agreement), provided that the written consent of each Earn Out Seller affected thereby shall be required in order to approve any amendment or variation to the terms of this Agreement that involves either (i) a reduction in the amount or a variation in the form of the consideration receivable by any Earn Out Seller hereunder, or (ii) an increase in the scope and/or quantum of the liability of any Earn Out Seller hereunder.
          (d) If:

     (i) Earn Out Sellers who held 66 2/3 per cent or more of the aggregate number of Earn Out Election Shares immediately prior to Completion so direct in writing; or
     (ii) for any reason, the then current Earn Out Representative shall not be able to act as the Earn Out Representative and Earn Out Sellers who held 50 per cent or more of the aggregate number of Earn Out Election Shares immediately prior to Completion nominate in writing another person to fill the role of Earn Out Representative hereunder, such other person as shall be so notified in writing to the Purchaser by such Earn Out Sellers shall be the Earn Out Representative in substitution for the then current Earn Out Representative from time to time; provided, however, that the Earn Out Representative shall be the same person as the Sellers’ Representative and shall not be a member of Senior Management (except prior to Completion as described in Section 5.1(a)).
          (e) The Earn Out Sellers shall severally indemnify and hold harmless the Earn Out Representative from and against any costs, expenses, losses, claims, damages or liabilities (or actions in respect thereof) related to or arising out of the performance of his function as Earn Out Representative, save for any such costs, expenses, losses, claims, damages or liabilities that result from the fraud or dishonesty of the Earn Out Representative. The Earn Out Representative shall have no liability (whether direct or indirect, in contract or tort or otherwise) to any Earn Out Seller or any other party to this Agreement in connection with the performance of his function as Earn Out Representative except for liability for any costs, expenses, losses, claims, damages, liabilities or expenses that are incurred by any Earn Out Seller as a result of the fraud or dishonesty of the Earn Out Representative.
          (f) Each Earn Out Seller agrees and undertakes to co-operate fully and set in good faith in relation to any request or attempt from or by the Earn Out Representative to consult or otherwise communicate with such Earn Out Seller.
          (g) The Earn Out Representative: (a) shall have no rights under or with respect to this Agreement, except as expressly set forth in this Agreement or the Purchase Agreement; and (b) shall not be involved in the management or operations of the Company.
     5.2 Termination. This Agreement shall terminate and shall cease to have any further force or effect upon the valid termination of the Purchase Agreement in accordance with Section 20 of the Purchase Agreement; provided, however, that Section 5 shall survive the termination of this Agreement.
     5.3 Remedies and Waivers. Except as otherwise expressly provided in this Agreement, no delay or omission by any party to this Agreement in exercising any right, power or remedy provided by Law or under this Agreement or any other documents referred to in it shall: (a) affect that right, power or remedy; or (b) operate as a waiver thereof. Except as otherwise expressly provided in this Agreement, the single or partial exercise of any right, power or remedy provided by Law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy. Except as otherwise expressly provided in this Agreement, the rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by Law.
     5.4 Assignment. The Purchaser may assign its rights, in whole or in part, and/or delegate its obligations, in whole or in part, under this Agreement only: (a) with the prior written consent of the Earn Out Representative, which consent shall not be unreasonably withheld or delayed; (b) to an Affiliate of the Purchaser as long as the Purchaser remains liable for any breach of this Agreement by such Affiliate; or (c) in connection with a Sale, provided that: (i) the buyer in the Sale unconditionally assumes all obligations of the Purchaser under this Agreement; and (ii) the buyer in the Sale is either approved by the Earn Out Representative, in his sole and absolute discretion, or the buyer (together with all of its Affiliates, including the Group Companies), has a market capitalization or shareholders’ equity (or in the event that the buyer is a private equity buyer, assets under management) of not less than €5 billion. Any delegation by the Purchaser of its obligations under this Agreement in accordance with clause “(a)” or clause “(c)” of the immediately preceding sentence shall constitute a novation of this Agreement and the Purchaser shall no longer have any obligations under this Agreement to the extent of such delegation; provided that such novation shall not relieve the Purchaser of any obligation to pay any Acceleration Amount triggered by such action of the Purchaser under clause “(a)” or “(c),” as the case may be.
     5.5 Entire Agreement. This Agreement, the Purchase Agreement, the Registration Rights Agreement, the Disclosure Letter, the Non-Competition Agreements, the Shareholder Certification and Agreement (for Non-US Investors), the Shareholder Certification and Agreement (for US Investors) and the other agreements referred to herein constitute the whole and only agreement among the parties relating to the sale and purchase of the Sale Shares and the other matters provided for herein. In entering into this Agreement, each party acknowledges that it is not relying upon any pre-contractual statement that is not expressly set out herein. Except in the case of fraud or dishonesty, no party shall have any right of action against any other party to this Agreement arising out of or in connection with any pre-contractual statement except to the extent that it is repeated. For the purposes of this Section 5.5, “pre-contractual statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of this Agreement made or given by any person at any time prior to the date of this Agreement. This Agreement may only be varied in writing signed by or on behalf of the Purchaser, the Company and the Earn Out Representative, subject to the provisions of Section 5.1.
     5.6 Notices. Clause 16 of the Purchase Agreement is hereby incorporated by reference into this Agreement.
     5.7 Counterparts. This Agreement may be executed in any number of counterparts, and by the parties to it on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.
     5.8 Contracts (Rights of Third Parties) Act 1999. Save as otherwise expressly provided in this Agreement, the parties to this Agreement do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to (or an assignee of a party to) this Agreement. Notwithstanding the foregoing, any benefits conferred by this Agreement on any third party by virtue of such statute, the parties to this Agreement may agree to vary or rescind this Agreement without any such third party’s consent.
     5.9 Severability. If any provision of this Agreement is held to be invalid or unenforceable, then such provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement.
     5.10 Choice of Governing Law. This Agreement shall be governed by and construed in accordance with English law.
     5.11 Jurisdiction. Except as set forth in Section 3.2, and except with respect to disputes regarding the occurrence of an Intervention Event or an Acceleration Event (which shall be submitted for resolution in accordance with Section 6 of Schedule 9 to the Purchase Agreement as if such dispute were a Claim Dispute), the courts of England are to have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement. Nothing in this Agreement shall preclude any party from seeking interim relief in any court of competent jurisdiction. Each party waives (and agrees not to raise) any objection, on the ground of forum non conveniens or on any other ground, to the jurisdiction of the English courts. Each party also agrees that a judgment against it in Proceedings brought in England shall be conclusive and binding upon it and may be enforced in any other jurisdiction. Each party irrevocably submits and agrees to submit to the jurisdiction of the English courts.
     5.12 Interpretation.
          (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.
          (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
          (c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
          (d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.
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     In witness whereof, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

eBay Inc., a Delaware corporation
By:	/s/ Margaret C. Whitman

Skype Technologies S.A., a limited company registered under the laws of the Duchy of Luxembourg
By:	/s/ Niklas Zennström

     In witness whereof, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

Seller:

/s/ [Seller signatures]
Name:
Title:
List of Schedules:

Schedule I	-	List of Earn Out Sellers*
Schedule II	-	Example of Earn Out Calculations*
Schedule III	-	Non-controlled Subsidiaries of Purchaser*
Schedule 1.1	-	Certain metrics*
* Omitted pursuant to Item 601 of Regulation S-K. eBay Inc. agrees to supplementally furnish a copy of any omitted attachment to the Securities and Exchange Commission upon request.